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                                                                    Exhibit 99.1

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
EMusic.com Inc.
1991 Broadway, 2nd Floor
Redwood City, California 94063

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion of CIBC World Markets dated November 29, 1999 (the "Opinion") as Appendix D to, and to the reference thereto under the captions "SUMMARY -- Opinion of EMusic's Financial Advisor" and "THE MERGER -- Opinion of EMusic's Financial Advisor" in, the Joint Proxy Statement/Prospectus of EMusic.com Inc. ("EMusic") and Tunes.com, Inc. ("Tunes") relating to the proposed merger transaction involving EMusic and Tunes. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:  /s/ CIBC World Markets Corp.
                                            ___________________________________
                                                 CIBC WORLD MARKETS CORP.

New York, New York
January 11, 2000